Exhibit 99.2

Investor Contacts:
Thomas J. Aaron Executive Vice President and Chief Financial Officer 615-465-7000	Ross W. Comeaux Vice President – Investor Relations 615-465-7012

COMMUNITY HEALTH SYSTEMS ANNOUNCES PRICING

OF SENIOR SECURED NOTES DUE 2026

FRANKLIN, Tenn. (February 28, 2019) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has priced an offering of approximately $1.601 billion aggregate principal amount of its 8.00% Senior Secured Notes due 2026 (the “New Notes”). The size of the offering was increased by approximately $21 million aggregate principal amount subsequent to the initial announcement of the offering.

The sale of the New Notes is expected to be consummated on or about March 6, 2019, subject to customary closing conditions. The Issuer intends to use the net proceeds of the offering to repay $1.557 billion aggregate principal amount of term loans outstanding under its Term H Facility and to pay related fees and expenses.

The New Notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the New Notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

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